Exhibit 4.07

LEHMAN BROTHERS HOLDINGS INC.

Emerging Economies 100% Principal Protected Notes Linked to a Basket Consisting of a Foreign Equity Component and a Currency Component Due February 28, 2013

Number R-1	$9,368,000
ISIN US5252M0DD61	CUSIP5252M0DD6

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

“Standard & Poor’s®,” “S&P®” and “S&P BRIC 40®” are trademarks of the McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Inc. and sub-licensed for use by the Company. The Securities, which are linked in part to the performance of the S&P BRIC 40® Index, are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

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IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: February 29, 2008	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

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Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Emerging Economies 100% Principal Protected Notes Linked to a Basket Consisting of a Foreign Equity Component and a Currency Component Due February 28, 2013 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Ending Basket Level and the Basket Return (including, without limitation, the Basket Index Return and each Basket Currency Return) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $1,000 principal amount Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to $1,000, plus the Additional Amount. The Additional Amount will be calculated as though the date of acceleration were the Maturity Date and the fifth Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company agrees, and by acceptance of a beneficial ownership interest in the Securities, each Holder will be deemed to have agreed, for United States federal income tax purposes, (i) to treat the Securities as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the “Contingent Payment Regulations”) and (ii) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to the Securities. The Company has determined that the comparable yield is an annual rate of 5.3665%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount Security is $1,302.77 due at maturity.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Additional Amount”, as calculated by the Calculation Agent, per $1,000 principal amount Security paid at maturity shall equal the greater of (i) $1,000 × the Basket Return × the Participation Rate and (ii) zero.

“Basket” means the basket consisting of the Equity Component and the Currency Component.

“Basket Closing Level”, as calculated by the Calculation Agent, shall be calculated as follows: Ending Equity Component Level + Ending Currency Component Level.

“Basket Currency Ending Level”, as calculated by the Calculation Agent, shall be the Reference Exchange Rate on the Valuation Date, observed in accordance with the Settlement Rate Option.

“Basket Currency Return”, as calculated by the Calculation Agent, shall be calculated as follows:

Basket Currency Starting Level – Basket Currency Ending Level

Basket Currency Ending Level

“Basket Currency Starting Level”, for each Basket Currency. is such Basket Currency’s Reference Exchange Rate on the Pricing Date. The Basket Currency Starting Level for each of the three Basket Currencies is as follows:

Brazilian real	1.7075
Russian ruble	24.4360
Indian rupee	40.0500

“Basket Currency Weighting” means the weighting assigned to each of the Basket Currencies. The Basket Currency Weightings assigned to the Basket Currencies are as follows:

Brazilian real	33.33%
Russian ruble	33.33%
Indian rupee	33.34%

“Basket Index Ending Level”, as determined by the Calculation Agent, shall be the Index Closing Level on the Valuation Date.

“Basket Index Return”, as calculated by the Calculation Agent, shall be calculated as follows:

Basket Index Ending Level – Basket Index Starting Level

Basket Index Starting Level

“Basket Index Sponsor”, shall mean Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc., the publisher of the S&P BRIC 40® Index.

“Basket Index Starting Level” shall mean 2,912.04, which was the Index Closing Level on the Pricing Date.

“Basket Return”, as calculated by the Calculation Agent, shall be calculated as follows:

Ending Basket Level – Starting Basket Level;

Starting Basket Level

provided, however, that if a Disruption Event relating to the Basket Index and/or any or all of the Basket Currencies is in effect on the Valuation Date, the Calculation Agent will calculate the Basket Return using:

•	the Index Closing Level on the immediately succeeding scheduled Index Trading Day on which no Disruption Event occurs or is continuing with respect to the Basket Index, and

•	for each Basket Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Reference Exchange Rate on the Valuation Date for such Basket Currency, and

•

for each Basket Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Reference Exchange Rate on the immediately succeeding scheduled Currency Valuation Business Day on which no Disruption Event occurs or is continuing with respect to the Basket Currency;

provided, however, that if a Disruption Event has occurred or is continuing with respect to the Basket Index and/or the Basket Currencies on each of the three scheduled Index Trading Days or scheduled Currency Valuation Business Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Index Trading Day or scheduled Currency Valuation Business Day, as applicable, shall be deemed the Valuation Date for the Basket Index or the affected Basket Currency, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of the Basket Index, the Basket Index Ending Level, as set forth under “Market Disruption Event” herein or (ii) in the case of a Basket Currency, the Reference Exchange Rate in accordance with the Fallback Rate Observation Methodology.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City and that is both (a) a Currency Valuation Business Day and (b) an Index Trading Day.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Currency Component Level”, as calculated by the Calculation Agent, shall be calculated as follows:

Starting Currency Component Level × [1 + (the sum of (Basket Currency Return × Basket Currency Weighting) for all Basket Currencies)].

“Closing Equity Component Level”, as calculated by the Calculation Agent, shall be calculated as follows:

Starting Equity Component Level × (1 + Basket Index Return).

“Company” shall have the meaning set forth on the face of this Security.

“Currency Valuation Business Day” as used in any Settlement Rate Option shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York for both (a) the Basket Currency and (b) the US dollar in accordance with the Reference Exchange Rate.

“Currency Component” shall mean, collectively, the three currencies which make up 55% of the Basket. The Currency Component consists of the Brazilian real (BRL), the Russian ruble (RUB) and the Indian rupee (INR) (each, a “Basket Currency” and, collectively, the “Basket Currencies”).

A “Currency Disruption Event” shall mean any of the following events, as determined in good faith by the Calculation Agent:

(1)    the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Basket Currency into USD through customary legal channels; or (y) the delivery of USD from accounts inside the country for which a Basket Currency is the lawful currency (such jurisdiction with respect to such Basket Currency, the “Basket Currency Jurisdiction”) to accounts outside that Basket Currency Jurisdiction;

(2)    the occurrence of any event causing the Reference Exchange Rate for any Basket Currency to be split into dual or multiple currency exchange rates; or

(3)    a Reference Exchange Rate being unavailable, or the occurrence and/or existence of any event (other than those set forth in (1) or (2) above) that (i) materially disrupts the market for a Basket Currency or (ii) makes it generally impossible to obtain a Reference Exchange Rate for a Basket Currency on the scheduled Valuation Date.

A “Disruption Event” means, for the Basket Index, a Market Disruption Event and, for a Basket Currency, a Currency Disruption Event.

“Ending Basket Level”, as calculated by the Calculation Agent, shall equal the Basket Closing Level on the Valuation Date.

“Ending Currency Component Level”, as calculated by the Calculation Agent, shall equal the Closing Currency Component Level on the Valuation Date.

“Ending Equity Component Level”, as calculated by the Calculation Agent, shall equal the Closing Equity Component Level on the Valuation Date.

“Equity Component” shall mean the S&P BRIC 40® Index (SBR) (the “Basket Index”), which makes up 45% of the Basket.

“Fallback Rate Observation Methodology” means that the Reference Exchange Rate in respect of a Basket Currency will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the Valuation Date. If the Noon Buying Rate is not announced on that date, the Reference Exchange Rate for such Basket Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Currency Valuation Business Day next succeeding the Valuation Date, for the purchase or sale for deposits in the Basket Currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Reference Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the Basket Currency. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Reference Exchange Rate for such Basket Currency will be determined solely by the Calculation Agent in good faith and in a commercially reasonable manner.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Closing Level”, as determined by the Calculation Agent, shall mean, with respect to any Index Trading Day, the closing level of the Basket Index or any Successor Basket Index, as the case may be, at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Basket Index or the Successor Basket Index, as the case may be, on such day, or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement as described below under “Discontinuation of the Basket Index; Alteration of Method of Calculation.”

“Index Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the Relevant Exchanges for securities included in the Basket Index (or the relevant Successor Basket Index) and (ii) the exchanges on which futures or options contracts related to the Basket Index are traded, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Market Disruption Event”, with respect to the Basket Index (or any Successor Basket Index) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1)    a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Basket Index (or the relevant Successor Basket Index) on the relevant exchanges (as defined below) for such securities at any time during the one hour period preceding the close of the principal trading session on such relevant exchange;

(2)    a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Basket Index (or the relevant Successor Basket Index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(3)    a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to the Basket Index (or the relevant Successor Basket Index) at any time during, or during the one hour period preceding the close of, the principal trading session on such exchange; or

(4)    a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Basket Index will be based on a comparison of:

•	the portion of the level of the Basket Index attributable to that security relative to

•	the overall level of the Basket Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

(1)    a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2)    limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)    a suspension of trading in futures or options contracts on the Basket Index by the primary securities market trading in such contracts by reason of:

(A)	a price change exceeding limits set by such exchange or market,

(B)	an imbalance of orders relating to such contracts, or

(C)	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index; and

(4)    a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean February 28, 2013, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be made on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on February 28, 2013; provided, however, that if due to a non-Business Day or a Disruption Event, the Valuation Date is postponed so that it falls less than five Business Days prior to the scheduled Maturity Date, the Maturity Date will be the fifth Business Day following the Valuation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Participation Rate” shall be equal to 111.50%.

“Payment at Maturity”, as calculated by the Calculation Agent, shall equal a cash payment, per $1,000 principal amount Security, of $1,000 plus the Additional Amount (which may be zero).

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Pricing Date” shall mean February 22, 2008.

“Reference Exchange Rate” of a Basket Currency on any Currency Valuation Business Day, as calculated by the Calculation Agent, shall equal the spot exchange rate for the Basket Currency quoted against the USD and expressed as the number of Basket Currency that can be exchanged for one USD.

“Relevant Exchange” shall mean, for any security (or any combination thereof) then included in the Basket Index or the Successor Basket Index, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

“scheduled Currency Valuation Business Day” is a day that is or, in the judgment of the Calculation Agent, should have been, a Currency Trading Day.

“scheduled Index Trading Day” is a day that is or, in the judgment of the Calculation Agent, should have been, an Index Trading Day.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Settlement Rate Option” means, for a Basket Currency, the spot rate for the reference currency on the relevant Valuation Date observed as per the Settlement Rate Option set forth in the following table. The screen or time of observation indicated in relation to any Settlement Rate Option set forth in the following table shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto as determined by the Calculation Agent.

Basket Currency	Reuters Screen Reference	Description	Principal Financial Center

Brazilian real	BRFR	The Brazilian Real/U.S. Dollar offered rate for U.S. Dollars, expressed as the amount of Brazilian Reals per one U.S. Dollar, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or “Rates for Accounting Purposes”), which appears on Reuters Screen BRFR Page under the caption “Dolar PTAX” at approximately 6:30 p.m., Sao Paulo time, on the relevant Valuation Date.	Brazilia, Rio de Janiero or Sao Paolo

Russian ruble	EMTA	The Russian Ruble/U.S. Dollar Specified Rate, expressed as the amount of Russian Rubles per one U.S. Dollar, for settlement in one Business Day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the relevant Valuation Date.	Moscow

Indian rupee	RBIB	The Indian Rupee/U.S. Dollar reference rate, expressed as the amount of Indian Rupee per one U.S. Dollar, for settlement in two Business Days reported by the Reserve Bank of India which appears on the Reuters Screen RBIB Page at approximately 2:30 p.m., Mumbai time, or as soon thereafter as practicable, on the relevant Valuation Date.	Mumbai

“Starting Basket Level” shall be set equal to 1,000 on the Pricing Date.

“Starting Currency Component Level” shall be equal to 550 on the Pricing Date.

“Starting Equity Component Level” shall be equal to 450 on the Pricing Date.

“Successor Basket Index” shall have the meaning specified under “Discontinuation of the Basket Index; Alteration of Method of Calculation” with respect to the Basket Index.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“USD” shall mean United States Dollar.

“Valuation Date” shall mean February 21, 2013, unless another date is deemed the Valuation Date in accordance with the terms of this Security.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Ending Basket Level, the Basket Return, the Ending Equity Component Level, the Ending Currency Component Level, the Additional Amount, if any, and the amount that we will pay you at maturity, as well as whether the Ending Basket Level is equal to or greater than the Starting Basket Level. The Calculation Agent will also be responsible for determining whether a Disruption Event has occurred, whether the Basket Index has been discontinued, whether there has been a material change in the method of calculation of the Basket Index. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Discontinuation of the Basket Index; Alteration of Method of Calculation

If the Basket Index Sponsor discontinues publication of the Basket Index and the Basket Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (a “Successor Basket Index”), then any Index Closing Level will be determined by reference to the level of such Successor Basket Index at the close of trading on the Relevant Exchange or market for the Successor Basket Index on any Trading Day. Upon any selection by the Calculation Agent of a Successor Basket Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to the Company and to the Holders.

If the Basket Index Sponsor discontinues publication of the Basket Index, and such discontinuation is continuing on any Trading Day, and the Calculation Agent determines, in its sole discretion, that no Successor Basket Index is available at such time, or if the Calculation Agent has previously selected a Successor Basket Index and publication of such Successor Basket Index is discontinued, and such discontinuation is continuing on any Trading Day, or if the Basket Index Sponsor (or the publisher of any Successor Basket Index) fails to calculate and publish an Index Closing Level for the Basket Index (or any Successor Basket Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Closing Level for such Trading Day or such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Basket Index or Successor Basket Index, as applicable, last in effect on the date prior to such discontinuation or failure to calculate or publish an Index Closing Level for the Basket Index or Successor Basket Index, as applicable, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Index or Successor Basket Index, as applicable.

If at any time the method of calculating the Basket Index or a Successor Basket Index, or the level thereof, is changed in a material respect, or if the Basket Index or a Successor Basket Index is in any other way modified so that the Basket Index or such Successor Basket Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Index or such Successor Basket Index in the absence of such changes or modifications, then the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Basket Index or such Successor Basket Index, as the case may be, as if such changes or modifications were not made, and the Calculation Agent will calculate the Index Closing Level with reference to the Basket Index or such Successor Basket Index, as adjusted. Accordingly, if the method of calculating the Basket Index or a Successor Basket Index is modified so that the level of the Basket Index or such Successor Basket Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Basket Index), then the Calculation Agent will adjust its calculation of the Basket Index or such Successor Basket Index in order to arrive at a level of the Basket Index or such Successor Basket Index as if there had been no such modification (e.g., as if such split had not occurred).

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

___________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

___________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.